UST036A


                      AMENDED AND RESTATED SERVICING PLAN

         AMENDED AND RESTATED SERVICING PLAN, dated as of August 9, 1994, of Excelsior Funds, a Delaware business trust (the "Trust").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the ("1940 Act"); and

         WHEREAS, the shares of beneficial interest (par value $0.00001 per share) of the Trust (the "Shares") are divided into one or more separate series, of which the following series are covered by this Plan: Excelsior Equity Fund, Excelsior Income and Growth Fund, Excelsior Income Fund, Excelsior Total Return Bond Fund, Excelsior Equity Index Fund, Excelsior Bond Index Fund, Excelsior Small Capitalization Fund, Excelsior Balanced Fund, Excelsior Equity Growth Fund, Excelsior Value Equity Income Fund, Excelsior Institutional Money Fund, and Excelsior Institutional Treasury Money Fund (the "Funds"); and

         WHEREAS, the Trust desires to adopt this Servicing Plan (the "Plan") in order to provide for certain services to the Trust and holders of Shares of each Fund; and

         WHEREAS, the Trust desires to enter into a transfer agency agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust) with a financial institution, as transfer agent for the Trust (the "Transfer Agent"), whereby the Transfer Agent will provide transfer agency services to the Trust (the "Transfer Agency Agreement"); and

         WHEREAS, the Trust desires to enter into a custodian agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust) with a financial institution, as custodian for the Trust (the "Custodian"), whereby the Custodian will provide custodial services to the Trust with respect to each Fund (the "Custodian Agreement"); and

         WHEREAS, the Trust desires to enter into servicing and fund accounting agreements (in such form as may from time to time be approved by the Board of Trustees of the Trust) with Signature Financial Services, Inc., a Delaware corporation, or its affiliate, Signature Broker-Dealer Services, Inc., a Delaware corporation, as servicing and fund accounting agent of the Trust (each a "Servicing Agent"), whereby the Servicing Agent will provide certain management services to the Trust (the "Servicing Agent Agreement"); and

         WHEREAS, the Trust also desires to enter into shareholder servicing agreements (in such form as may from time to time be approved by the Board of Trustees of the Trust) with certain financial institutions, as shareholder servicing agents ("Shareholder Servicing Agents"), whereby each Shareholder

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Servicing Agent will, as agent for its customers, provide certain services to shareholders of one or more Funds (the "Shareholder Servicing Agreements"); and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of each Fund for such purposes and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and each Fund and its shareholders.

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Trust, on the following terms and conditions:

         1. As specified in the Transfer Agency Agreement, the Transfer Agent shall act as dividend disbursing agent for the Trust and perform transfer agency functions for each Fund. The Trust shall pay to the Transfer Agent such compensation from the assets of each Fund as may from time to time be agreed to by the Trust and the Transfer Agent.

         2. As specified in the Custodian Agreement, the Custodian shall safeguard and control the cash and securities of each Fund, handle receipt and delivery of securities for each Fund, determine income and collect interest on the investments of each Fund, maintain books of original entry for the Trust and Fund accounting and other required books and accounts, calculate the daily net asset value of Shares of each Fund and, in general, act as the custodian of the assets of the Trust pertaining to each Fund, but the Custodian shall have no power to determine the investment policies of the Trust or to determine which securities the Trust will buy or sell on behalf of any Fund. The Trust shall pay to the Custodian such compensation as may from time to time be agreed to by the Trust and the Custodian.

         3. As specified in the Servicing Agent Agreement, the Servicing Agent shall perform certain management and fund accounting services on behalf of the Trust, including: (a) providing office space, equipment and clerical personnel necessary for performing the management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of SFSI to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall management of the Trust, including the updating of organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Trust's transfer agent, custodian, shareholder servicing agents and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A, prospectuses and statements of additional information, semi-annual and annual reports to the Trust's shareholders, and reviewing (including coordinating the preparing of, but not preparing) tax returns; (e) preparation of agendas and supporting documents for and minutes of

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meetings of Trustees, committees of Trustees, and preparation of notices, proxy statements and minutes of meetings of one or more Funds' shareholders; (f) arranging for maintenance of books and records of the Trust; (g) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this Agreement pertains to which the transfer agent and or shareholder servicing agents are unable to respond; (h) providing monitoring reports and assistance regarding the Funds' compliance with federal securities and tax laws;
(i) arranging for dissemination of yield and other performance information to newspapers and tracking services; (j) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; and (k) developing a budget for the Trust, establishing the rate of expense accruals, and arranging for the payment of all fixed and management expenses. As consideration for services performed under the Servicing Agent Agreement, the Trust shall, subject to paragraph 5 hereof, periodically pay to the Servicing Agent such fee from the assets of each Fund as may from time to time be agreed to by the Trust and the Servicing Agent.

         4. As specified in each Shareholder Servicing Agreement, each Shareholder Servicing Agent shall, with respect to one or more Funds, as agent for its customers who purchase Shares, perform certain shareholder account and service functions for such customers, including among others: answering customer inquiries regarding the manner in which purchases and redemptions of Shares may be effected, and with regard to certain other matters pertaining to the Trust or such Fund; assisting customers in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to maintain certain shareholder accounts and records, as specified from time to time by the Trust; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase and redeem Shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; furnishing periodic statements showing customer account balances, monthly and annual statements and confirmations of purchases and redemptions of Shares in a customer's account; transmitting proxy statements, annual reports, updating prospectuses, statements of additional information and other communications from the Trust to shareholders of such Fund; and providing such other related services as the Trust or a shareholder may request. Each Shareholder Servicing Agreement shall provide that the Shareholder Servicing Agent shall provide all personnel and facilities necessary in order for it to perform the functions described in this paragraph with respect to its customers who purchase Shares. As consideration for services performed under the Shareholder Servicing Agreements, the Trust shall, subject to paragraph 5 hereof, periodically pay to each Shareholder Servicing Agent such fee from the assets of each such Fund as may from time to time be agreed to by the Trust and such Shareholder Servicing Agent. Each Shareholder Servicing Agent will be permitted to charge its customers direct fees for the same or similar services as provided pursuant to a Shareholder Servicing Agreement.

         5. Notwithstanding paragraphs 3 and 4 hereof, the aggregate of the fee payable from a Fund to the Servicing Agent pursuant to the Servicing Agent Agreement, and the fees payable from such Fund to the Shareholder Servicing Agents pursuant to the Shareholder Servicing Agreements, may not exceed, (i) with respect to either of Excelsior Institutional Money Market Fund or Excelsior Institutional Treasury Money Market Fund (the "Money Market Funds"), 0.40% of

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such Fund's average daily net assets on an annualized basis for such Funds'
then-current fiscal year, and (ii) with respect to any of the Funds other than the Money Market Funds, 0.65% of such Fund's average daily net assets on an annualized basis for such Fund's then-current fiscal year.

         6. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Instrument or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of the responsibility for and control of the conduct of the affairs of the Trust.

         7. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of each Fund, and (b) approval by a vote of the Board of Trustees of the Trust and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

         8. This Plan shall continue in effect indefinitely, provided that such continuance is subject to annual approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is 15 months after the date of the last approval.

         9. This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount authorized to be expended from the assets of any Fund for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of such Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to any Fund by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of such Fund.

         10. The Treasurer of the Trust shall provide the Board of Trustees of the Trust, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         11. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         12. For the purposes of this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Servicing Agent and each Shareholder Servicing Agent, the value of a Fund's net assets shall be computed in the manner specified in the Trust's then-current

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prospectus and statement of additional information and/or offering circular applicable to that Fund for the computation of the net asset value of Shares of that Fund.

         13. The Fund shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 10 hereof (collectively the "Records"), for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

         14. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


UST036A

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